Exhibit 5.1

Darren K. DeStefano

T: +1 703 456 8034

ddestefano@cooley.com

June 24, 2021

Acumen Pharmaceuticals, Inc.

427 Park St.

Charlottesville, VA 22902

Ladies and Gentlemen:

We have acted as counsel to Acumen Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (No. 333-256945) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 9,583,332 shares of the Company’s common stock, par value $0.0001 per share (“Shares”) (including up to 1,249,999 Shares that may be sold by the Company upon exercise of an option to purchase additional shares to be granted to the underwriters).

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, each as currently in effect, (c) the forms of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, filed as Exhibits 3.3 and 3.4, to the Registration Statement, respectively, each of which is to be in effect upon the closing of the offering contemplated by the Registration Statement and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the Shares will be sold at a price established by the Board of Directors of the Company or a duly authorized committee thereof.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of the certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than by the Company where due authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

Cooley LLP     Reston Town Center     11951 Freedom     Drive 14th     Floor     Reston, VA     20190-5656

t: +1 703 456 8000 f: +1 703 456 8100 cooley.com

June 24, 2021

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely

Cooley LLP

By: /s/ Darren K. DeStefano

Darren K. DeStefano

Cooley LLP     Reston Town Center     11951 Freedom Drive     14th Floor     Reston, VA     20190-5656

t: +1 703 456 8000 f: +1 703 456 8100 cooley.com